Exhibit 5.1

March 29, 2024

Five Star Bancorp

3100 Zinfandel Drive, Suite 100

Rancho Cordova, California 95670

Ladies & Gentlemen:

We have acted as special counsel to Five Star Bancorp, a California corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale of up to 3,967,500 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated March 28, 2024, by and between the Company and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”). The offer and sale of the Shares have been registered under the Securities Act by means of the Company’s registration statement on Form S-3 (File No. 333-269533), which was filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2023 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed the Underwriting Agreement; the Registration Statement; the preliminary prospectus, consisting of the prospectus, dated February 13, 2023 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated March 27, 2024, with respect to the offer and sale of the Shares, as filed with the Commission on March 27, 2024; and the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated March 28, 2024, with respect to the offer and sale of the Shares, as filed with the Commission on March 29, 2024. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Five Star Bancorp

March 29, 2024

We are members of the bar of the District of Columbia and the States of New York and California. We do not express any opinion herein on any laws other than the law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares, which is incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP